TYCO INTERNATIONAL TO ACQUIRE U.S. SURGICAL CORPORATION



PR Newswire
Tuesday, May 26, 1998 4:36PM



Immediately Accretive Acquisition Provides Excellent Strategic Fit with Tyco's Disposable Medical Product Group

Tyco International Ltd. (NYSE: TYC, London: TYI, BSX: TYC) (Tyco), a diversified manufacturing and service company, and U.S. Surgical Corporation (NYSE: USS)
(USS), a major worldwide manufacturer of medical products specializing in minimally invasive technologies, announced today that they have entered into a definitive agreement pursuant to which USS will merge with a subsidiary of Tyco. USS shareholders will receive 0.7606 shares of Tyco stock for each share of USS. The transaction is valued at $42.50 per share to the USS shareholders, or $3.3 billion, based on Tyco's May 22, 1998 closing price on the New York Stock Exchange of $55.875.

U.S. Surgical, with annual revenues of approximately $1.4 billion, develops, manufactures and markets a line of surgical wound closure products and advanced surgical products to hospitals throughout the world. USS specializes in products that improve patient care and lower health care costs. Core products, including surgical staplers, sutures, disposable laparoscopic instrumentation, and electro-surgical products, account for approximately 90% of revenues. USS's advanced surgical products target numerous surgical specialties including spinal orthopedics, vascular therapies, urology, and breast care with high margins and rapid growth.

"U.S. Surgical is an excellent strategic fit with our disposable medical products group and will be immediately accretive to earnings," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "It's also a powerful complement to The Kendall Company and our recent acquisition of Sherwood - Davis & Geck. With this transaction, Tyco will have $4.5 billion in medical product sales, a solid presence in the operating room and a greatly expanded array of products for use throughout a hospital."

Mr. Kozlowski added, "This transaction has many characteristics in common with our other recent acquisitions. Through industry consolidation, it broadens our product offering, increases our marketing productivity, adds new customers, and promotes higher levels of service. Also, it provides greater geographical reach around the world, and significantly adds to the number of opportunities available to Tyco on which to build greater profitability and top-line growth."

Leon C. Hirsch, who will remain Chairman and Chief Executive Officer of U.S. Surgical, said, "The merger makes solid business sense, provides Tyco with tremendous cost saving synergies and gives U.S. Surgical the opportunity to leverage its marketing and technical expertise as part of the Tyco family. There is a natural fit between these businesses that will serve as an excellent platform for the continued growth of U.S. Surgical's products throughout the world."

Mr. Hirsch added, "This transaction provides significant value for U.S. Surgical shareholders and an opportunity through their ownership of Tyco stock to share in the growth of one of the world's top-performing companies. Our management team is very excited by the tremendous opportunity this merger makes possible."

The transaction, which will be accounted for as a pooling of interests, is contingent upon customary regulatory review and approval by USS shareholders. The Boards of Directors of both companies have unanimously approved the transaction, which is expected to be tax-free for the shareholders of both companies.

Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and installer of fire protection systems, the largest provider of electronic security services, and has strong leadership positions in disposable medical products, packaging materials, flow control products, electrical and electronic components and underwater telecommunications systems. The Company operates in more than 80 countries around the world and has expected annual revenues in excess of $13 billion.

Forward-Looking Information

Certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, competitive factors in the industries in which the Company competes, changes in government regulation and the timing, impact and other uncertainties of future acquisitions.

SOURCE Tyco International, Ltd.

Contact:

        Beth Pacitti, 603-778-9700, ext. 147, or J. Brad McGee, Senior Vice President, 603-778-9700, both of Tyco International Inc.; or Marianne Scipione, Vice President of Corporate Communications of U.S. Surgical Corporation, 203-845-1404